Exhibit 10.1

September 20, 2017

Seamus Grady

[Address]

Dear Seamus:

I am pleased to offer you a position with Fabrinet (“Fabrinet”), an exempted company incorporated with limited liability under the laws of the Cayman Islands, in accordance with the terms set forth in this offer letter (the “Letter”).

1. Title and Position. Your title and position will be Chief Executive Officer of Fabrinet (“CEO”). You will be employed by Fabrinet USA, Inc. (the “Company”) on a full-time basis. This is an exempt, professional position. You will report to Fabrinet’s Board of Directors (the “Board”), provided that for the first, six (6) months of your employment with the Company, you also will report to the Executive Chairman of the Board (“Executive Chairman”) as necessary or appropriate in order to ensure a smooth transition of the CEO role.

2. Board Membership. You will be appointed to serve as a member of the Board promptly following the first day of your employment with the Company (such first day of your employment, the “Employment Start Date”). Thereafter, for as long as you remain CEO, Fabrinet will place your name on the list of nominations as a candidate to be elected as a member of the Board subject to shareholder vote and take such actions as may be reasonably necessary or appropriate to support your election to the Board. Notwithstanding the foregoing, you agree to resign immediately from the Board in the event that you cease to be the CEO.

3. Duties. Your duties will be consistent with your title and position as CEO, and any other duties reasonably assigned or requested by the Board.

4. Base Salary. Your initial annualized base salary will be $700,000 (“Salary”), which will be paid in accordance with the Company’s normal payroll procedures and subject to applicable withholdings. Your compensation will be subject to review in accordance with Fabrinet policy in effect from time to time, and the Board or its Compensation Committee, as applicable (the “Committee”), may make adjustments from time to time in its sole discretion.

5. Annual Bonus Opportunity. You will be eligible to participate in Fabrinet’s executive incentive plan or its successor bonus plan as may be maintained from time to time by Fabrinet for its executive officers, subject to such terms and conditions as determined by the Committee, in its sole discretion. With respect to Fabrinet’s current fiscal year ending June 29, 2018 (“Fiscal 2018”), you will be eligible to participate in Fabrinet’s Fiscal 2018 executive incentive plan, as has been established by the Committee (the “2018 Executive Incentive Plan”). Your target bonus opportunity under the 2018 Executive Incentive Plan will be equal to 120% of your Salary earned during Fiscal 2018. You will receive additional details regarding the 2018 Executive Incentive Plan and the applicable performance metrics, terms and conditions upon your hire.

6. Equity Compensation. Following your Employment Start Date and subject to the approval of the Committee, Fabrinet will grant to you the following equity awards (collectively, the “Awards”):

a. Time-based Award. Restricted stock units (“RSUs”) covering Fabrinet ordinary shares (“Shares”) with an aggregate value of $1.5 million. The actual number of RSUs awarded will be equal to such aggregate value, divided by the closing market price of a Share on the third trading day following the day on which the Fabrinet earnings release for Fabrinet’s fiscal quarter in which the RSUs are approved by the Committee occurs, with any resulting fractional number of Shares rounded down to the nearest whole number of Shares. This award of RSUs will be scheduled to vest as to 25% of the Shares subject to the RSUs on an annual basis on the same day of the year as your Employment Start Date, with the first scheduled vesting date occurring on the one (1) year anniversary of your Employment Start Date, such that all of the Shares subject to the RSUs will be scheduled to be vested on the four (4) year anniversary of your Employment Start Date, in each case subject to your continued service with the Company through the applicable vesting date(s).

b. Performance-based Award. RSUs covering Shares with an aggregate value of $1.5 million (the “PSUs”). The actual number of PSUs awarded will be equal to such aggregate value, divided by the closing market price of a Share on the third trading day following the day on which the Fabrinet earnings release for Fabrinet’s fiscal quarter in which the PSUs are approved by the Committee occurs, with any resulting fractional number of Shares rounded down to the nearest whole number of Shares. This award of PSUs will be eligible to vest based on specified performance goals and such other terms and conditions as determined by the Committee, including your continued service with the Company through the applicable vesting date(s). Generally, the performance goals and other vesting conditions of the PSUs will be substantially similar to certain performance-based RSU grants to similarly situated senior executives of Fabrinet in Fiscal 2018.

c. Stretch Award. RSUs covering Shares with an aggregate value of $1.5 million (the “Stretch PSUs”). The actual number of Stretch PSUs awarded will be equal to such aggregate value, divided by the closing market price of a Share on the third trading day following the day on which the Fabrinet earnings release for Fabrinet’s fiscal quarter in which the Stretch PSUs are approved by the Committee occurs, with any resulting fractional number of Shares rounded down to the nearest whole number of Shares. This award of Stretch PSUs will be eligible to vest based on specified performance goals and such other terms and conditions as determined by the Committee, including your continued service with the Company through the applicable vesting date(s). Generally, the performance goals and other vesting conditions of the Stretch PSUs will be substantially similar to certain performance-based RSU grants to similarly situated senior executives of Fabrinet in Fiscal 2018, that require the achievement of certain “stretch” goals determined by the Committee.

Each of the Awards will be subject to the terms and conditions of Fabrinet’s equity plan under which the Award is granted and the applicable equity award agreement thereunder.

7. Benefits. During your employment with the Company, you will be eligible to participate in the Company’s existing benefit plans, subject to eligibility and other requirements of such plans, as determined by the Company. The Company reserves the right, in its sole discretion, to modify, suspend, or terminate its benefit programs and arrangements from time to time as necessary or appropriate.

8. Business Expenses. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Letter, in accordance with the Company’s expense reimbursement policy as may be in effect from time to time.

9. Severance Benefits. Subject to Section 11, if your employment is terminated either (i) by the Company without Cause (as defined below) and other than due to your death or Disability (as defined below), or (ii) by you for Good Reason (as defined below), then subject to your entering into and not revoking the Company’s then-standard form of separation agreement and release (the “Release”) as provided to you by the Company within five (5) business days following the date of termination of your employment with the Company (the “Termination Date”), and your Release becoming effective and irrevocable no later than sixty (60) days following the Termination Date (the “Release Deadline Date”), you will receive the following severance benefits (the “Severance”): (A) a lump sum cash payment equal to 100% of your annualized base salary in effect as of the Termination Date, (B) any earned but unpaid bonus as of the Termination Date, (C) a lump sum, taxable, cash payment equal to two times the product of (x) twelve (12) months, multiplied by (y) the amount of monthly premium that you otherwise would be required to pay for you and any of your eligible dependents (if applicable) for the first month of Company group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), without regard to whether you elect continued health coverage under COBRA for yourself and any of your eligible dependents, and (D) to the extent you are receiving tax equalization benefits under Fabrinet’s expatriate policy on the Termination Date, continued tax equalization benefits in accordance with Fabrinet’s expatriate policy for (I) the calendar year in which the Termination Date occurs and (II) the calendar year immediately following the calendar year in which the Termination Date occurs (“Expat Benefit”).

a. Release and Payment Timing. If the Release becomes effective and irrevocable by the Release Deadline Date, then subject to Section 11 below, the Severance will be paid on the first, regularly scheduled payroll date of the Company following the Release Deadline Date, but in no event later than the fifteenth (15th) day of the third (3rd) month immediately following the later of (x) the last day of your taxable year in which the Termination Date occurs or (y) the last day of the Company’s tax year in which the Termination Date occurs. In no event will you have any discretion to determine the tax year in which the Severance is paid.

b. Definition of Cause. For purposes of this Letter, the term “Cause” means the occurrence of any of the following: (i) your commission of any felony or any crime involving moral turpitude; (ii) your willful breach of your duties to Fabrinet, including without limitation, theft from Fabrinet or failure to fully disclose your personal pecuniary interest in a transaction involving Fabrinet; and (iii) engaging in (A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation, or (E) embezzlement, in each case whether in the performance of your duties hereunder or otherwise.

c. Definition of Disability. For purposes of this Letter, the term “Disability” means your becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

d. Definition of Good Reason. For purposes of this Letter, the term “Good Reason” means your termination of your employment with the Company within thirty (30) days following the end of the Company’s Cure Period (as defined below) as a result of the occurrence of any of the following without your written consent: (i) a material diminution in your authority, duties or responsibilities (including following any change in control of the Company), or (ii) a material breach by the Company of this Letter; provided, however, that you must provide written notice to the Board of the condition that could constitute a “Good Reason” event within sixty (60) days following the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.

10. At-will Employment. Fabrinet is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

11. Taxes.

a. Tax Consequences and Withholdings. All payments made pursuant to this Letter will be subject to applicable tax withholdings and any other required payroll deductions.

b. Section 409A.

i. Notwithstanding anything to the contrary in this Letter, neither Severance that, when considered together with any other severance or separation payments or benefits, are considered deferred compensation (together, “Deferred Payments”) within the meaning of U.S. Internal Revenue Code (“Code”) Section 409A and the regulations and guidance thereunder (“Section 409A”), nor any Severance that otherwise would fail to be exempt from Section 409A but for Treasury Regulations Section 1.409A-1(b)(9), will be paid or provided until you have a “separation from service” within the meaning of Section 409A.

ii. Any payments or benefits paid or provided under this Letter that satisfy the requirements of the “short-term deferral” rule under Treasury Regulations Section 1.409A-1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulations Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments for purposes of subsection (i) above.

iii. Any Expat Benefit payment will be made as soon as practicable following your taxable year in which the compensation covered by the Expat Benefit was paid, and in no event later than the end of your taxable year following your taxable year in which you remit the taxes relating to such compensation.

iv. Notwithstanding anything to the contrary in this Letter, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then any Severance that constitutes Deferred Payments payable within the first six (6) months after your separation from service instead will be payable on the date six (6) months and one (1) day after your separation from service; provided that in the event of your death within such six (6) month period, any payments delayed by this clause (iii) will be paid to you in a lump sum as soon as administratively practicable after the date of your death. Each payment and benefit under this Letter is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

v. This Letter and the payments and benefits hereunder are intended to comply with or be exempt from Section 409A so that none of the payments and benefits hereunder will be subject to the additional tax imposed by Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt. To the extent required to be exempt from or comply with Section 409A, references to the termination of your employment or Termination Date, or similar phrases used in this Letter will be references to your “separation from service” within the meaning of Section 409A. Fabrinet reserves the right to amend this Letter as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment or provision of benefits or imposition of any additional tax. In no event will Fabrinet reimburse you for any taxes imposed or other costs incurred as a result of Section 409A.

c. Section 280G. In the event that the payments and benefits provided for in this Letter or otherwise payable to you (x) constitute “parachute payments” within the meaning of Code Section 280G (“Section 280G”) and (y) but for this subsection (c), would be subject to the excise tax imposed by Code Section 4999 (“Section 4999”), then your payments and benefits under this Letter or otherwise (the “280G Amounts”) will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999.

i. In the event that a reduction of 280G Amounts is made in accordance with this subsection (c), the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G, in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will you have any discretion with respect to the ordering of payment reductions.

ii. Unless the Company and you otherwise agree in writing, any determination required under this subsection (c) will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this subsection (c), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999. The Company and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this subsection (c). The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this subsection (c).

12. Miscellaneous.

a. Fabrinet reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check.

b. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

c. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

d. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Fabrinet is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Fabrinet. Similarly, you agree not to bring any third party confidential information to Fabrinet, including that of your former employer, and that in performing your employment duties you will not in any way utilize any such information.

e. As a Company employee, you will be expected to abide by Fabrinet’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand Fabrinet’s Code of Business Conduct and Insider Trading Policy.

f. As a condition of your employment, you are required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Fabrinet proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company (and Fabrinet) agree that any and all disputes between you and the Company (or Fabrinet) will be fully and finally resolved by binding arbitration pursuant to the terms set forth in the Confidentiality Agreement. Please note that we must receive your signed Confidentiality Agreement before your Employment Start Date.

13. Governing Law. The validity, interpretation, construction and performance of this Letter will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

To accept this offer, please sign and date this Letter in the space provided below. If you accept this offer, your first day of employment will be September 22, 2017. This Letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This Letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a duly authorized officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by September 22, 2017.

We look forward to your favorable reply and to working with you at Fabrinet.

Sincerely,

/s/ Rollance Olson
Rollance Olson
Lead Independent Director of Fabrinet’s Board of Directors

Agreed to and accepted:

Signature:	/s/ Seamus Grady

Printed Name:	Seamus Grady

Date:	Sep 21, 2017

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

Background and Credit Check Disclosure and Authorization

Summary of Rights Under Federal and California Law